UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2012 (August 14, 2012)

LifeCare Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-133319	51-0372090
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

5340 Legacy Drive, Building 4, Suite 150

Plano, Texas 75024

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 14, 2012, LifeCare Holdings, Inc. (the “Company”) appointed Stuart A. Walker, age 47, as Interim Chief Financial Officer, effective as of August 15, 2012. Mr. Walker is currently a Director of Huron Management Services LLC (“Huron”), a management consulting firm, which he joined in 2007. Prior to joining Huron, Mr. Walker co-founded Catalyst Advisory Services LLC, a turnaround consulting and interim financial management firm serving middle market companies, and has also previously served as chief financial officer or controller of several private and public companies.

Huron has made Mr. Walker available to the Company as a contracted services employee under the terms of an engagement letter (the “Engagement Letter”) between the Company and Huron, pursuant to which Huron will receive a fee of $65,000 per month as compensation for services provided plus reasonable out of pocket expenses. Mr. Walker will report to and be subject to the direct supervision of the Company’s Chief Executive Officer and will be required to devote substantially all of his full-time efforts to the business and affairs of the Company. The Engagement Letter provides for Mr. Walker to serve as Interim Chief Financial Officer until December 31, 2012 and may be extended month-to-month thereafter by mutual agreement.

The Engagement Letter may be terminated by either party at any time on 30 days’ prior written notice. The Engagement Letter may also be terminated by either party for a material breach if, within 15 days’ notice, the breaching party fails to cure the breach. The Company has agreed to provide Mr. Walker the same indemnification provided to other officers of the Company and has also agreed to certain indemnification provisions relating to Huron. The Company has agreed not to solicit, employ or otherwise engage Mr. Walker during the term of and for a period of one year following the expiration or termination of the Engagement Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc.

By:	/s/ Phillip B. Douglas
Name:	Phillip B. Douglas
Title:	Chief Executive Officer

Date: August 20, 2012

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